                               GRANT PRIDECO, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)


                                                                  ---------------------------------------------------------------
                                                                                             DECEMBER 31,
                                                                  ---------------------------------------------------------------
                                                                     1996         1997         1998         1999          2000
                                                                  ----------   ----------   ----------   ----------    ----------
Earnings(a)                                                       $   37,938   $  102,064   $  105,568   $  (44,495)   $  (21,850)

Less:
       Undistributed Equity Earnings(b)                                   --           --          267           --         4,939
       Minority Interest in Pretax Income                                 --           --           --          380           422

Plus:
       Equity Loss(b)                                                                               --          419            --
       Interest Expense                                                7,371       12,976       12,008       11,343        17,005
       Interest Component of Rent Expense                              1,019          741        1,520        2,894         2,721
                                                                  ----------   ----------   ----------   ----------    ----------
                    Adjusted Earnings                             $   46,328   $  115,781   $  118,829   $  (30,219)   $   (7,485)
                                                                  ----------   ----------   ----------   ----------    ----------

Fixed Charges:
       Interest Expense                                           $    7,371   $   12,976   $   12,008   $   11,343    $   17,005
       Interest Capitalized                                               --           --           --           --           363
       Interest Component of Rent Expense                              1,019          741        1,520        2,894         2,721
                                                                  ----------   ----------   ----------   ----------    ----------

                    Total Fixed Charges                           $    8,390   $   13,717   $   13,528   $   14,237    $   20,089
                                                                  ==========   ==========   ==========   ==========    ==========

Ratio of Earnings to Fixed Charges(c)                                    5.5          8.4          8.8           --            --
                                                                  ==========   ==========   ==========   ==========    ==========
Ratio of Earnings to Fixed Charges Before Other Charges(d)(e)            5.5          8.4         11.4           --           0.7
                                                                  ==========   ==========   ==========   ==========    ==========


   COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES FOR 2000 AFTER
                     ADJUSTMENT FOR ISSUANCE OF SENIOR NOTES

                                                                               DECEMBER 31,
                                                                                   2000
                                                                               ------------
Adjusted Earnings                                                              $     (7,485)
                                                                               ------------
Fixed Charges, as above                                                              20,089

Adjustments:
       Estimated Net Increase in Interest Expense from Refinancing                    4,378
                                                                               ------------
                    Total Pro Forma Fixed Charges                              $     24,467
                                                                               ============


Pro Forma Ratio of Earnings to Fixed Charges                                             --(f)
                                                                               ============
Pro Forma Ratio of Earnings to Fixed Charges Before Other Charges(d)(e)                 0.6(f)
                                                                               ============


  (a) Earnings before income tax, minority interest and cumulative effect of accounting change.
  (b)  Equity earnings, net of dividends.
  (c) For the years ended December 31, 1999 and 2000, earnings were insufficient to cover fixed charges in the amount of $44.5 million and $27.6 million, respectively.
  (d) Excludes $35.0 million, $22.8 million net of tax, of other charges relating to a reorganization and rationalization of our business in light of our industry conditions for the year ended December 31, 1998. Excludes other charges of $9.5 million, $6.1 million net of tax, relating to the decision to terminate our manufacturing arrangement in India. Excludes $22.1 million of other charges, $14.4 million net of tax, during the year ended December 31, 2000. This includes $11.0 million, $7.2 million net of tax, related to inventory write-offs, which have been classified in cost of sales and $11.1 million, $7.2 million net of tax, related to asset impairments and other reductions.
  (e) For the year ended December 31, 1999, earnings were insufficient to cover fixed charges before other charges in the amount of $35.4 million.
  (f) For the year ended December 31, 2000, pro forma earnings were insufficient to cover fixed charges in the amount of $32.0 million. Excluding $22.1 million of other charges for the year ended December 31, 2000, pro forma Ratio of Earnings to Fixed Charge would have been 0.6 to 1.